FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES THIRD QUARTER FISCAL 2018 FINANCIAL RESULTS

Beverage, Snack and Organic Ingredient Platforms Drive Growth

Toronto, November 7, 2018 - SunOpta Inc. (“SunOpta” or the “Company”) (Nasdaq:STKL) (TSX:SOY), a leading global company focused on organic, non-genetically modified and specialty foods, today announced financial results for the third quarter ended September 29, 2018.

“We generated 2.0% adjusted revenue growth during the third quarter, led by our beverage, snack and organic ingredient platforms. Success in our go-to-market effectiveness pillar positions us for continued revenue growth in the fourth quarter,” said David Colo, Chief Executive Officer. “We successfully commercialized approximately 100 private label broth and frozen fruit SKUs during the quarter, and our sales opportunity pipeline remains robust. The expansion project in our aseptic beverage platform remains on track, and during the quarter we completed final commissioning of our organic cocoa processing facility. These projects will enable us to capitalize on our sales opportunity pipeline, while also providing needed capacity to support our current growth trajectory. While we remain on track to deliver $20 million of productivity savings this year, plant start-up costs and inefficiencies in our domestic ingredients business, combined with our continued investment to return the frozen fruit platform to profitable growth, offset these productivity improvements during the quarter. We are committed to making the necessary investments to sustainably improve profitability in 2019 and beyond.”

All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

Third Quarter 2018 Highlights:

  Revenues of $308.4 million for the third quarter of 2018, compared to $320.7 million in the third quarter of 2017, a decrease of 3.8%. Adjusted for changes in foreign exchange, commodity prices, and sales of flexible resealable pouch and nutrition bar products, revenues grew 2.0% during the third quarter.
  Loss attributable to common shareholders of $6.6 million or $0.08 per common share in the third quarter of 2018, compared to a loss attributable to common shareholders of $8.0 million or $0.09 per common share in the third quarter of 2017.
  Adjusted loss of $3.8 million or $0.04 per common share during the third quarter of 2018, compared to adjusted loss of $1.9 million or $0.02 per common share during the third quarter of 2017.
  Adjusted EBITDA¹ of $16.7 million or 5.4% of revenues for the third quarter of 2018, versus $19.1 million or 6.0% of revenues in the third quarter of 2017.
  Loss attributable to common shareholders, Adjusted loss¹ and Adjusted EBITDA¹ for the third quarter of 2018 included a timing-related, pre-tax gain of $1.9 million recognized in cost of goods sold, relating to the net impact of foreign exchange and commodity price movements in the quarter, on certain contracts within the European-based operations of the Global Ingredients segment, compared to a pre-tax gain of $0.6 million in the third quarter of 2017.

¹ See discussion of non-GAAP measures included at the end of this press release

Value Creation Plan Update

As part of the Company’s commitment to deliver long-term value to its shareholders, in early 2017 it launched its Value Creation Plan. The Company is targeting implementation of $30 million of productivity-driven annualized enhancements to EBITDA in the first phase of the plan, to be implemented over 2017 and 2018. For 2017, these EBITDA benefits were offset by expenses associated with the Value Creation Plan, including structural investments made in the areas of quality, sales, marketing, operations and engineering resources, as well as non-structural third-party consulting support, severance and recruiting costs. For 2018, these EBITDA benefits are expected to be offset by a decline in profitability in the frozen fruit platform as a result of sales price reductions and higher costs. The plan also calls for increased investment in capital upgrades at several manufacturing facilities to continue to enhance food safety and manufacturing efficiencies. Over time, these investments are expected to yield additional improvement in EBITDA beyond the $30 million of initial productivity-driven savings. During the third quarter of 2018, the Company continued to make progress against each of the four pillars of its Value Creation Plan and believes it is on track to achieve targeted productivity enhancements, while continuing to make the necessary structural investments it believes will drive growth and deliver long-term value. Since the initiation of the Value Creation Plan, the Company has implemented actions that are expected to yield approximately $28 million of annualized EBITDA benefits.

Recent progress on each of the four pillars of the Value Creation Plan is highlighted below.

Portfolio Optimization

The focus of the portfolio optimization pillar is to simplify the business, investing where structural advantages exist, while exiting businesses or product lines where the Company is not effectively positioned. The Company has exited three lines of business and closed or consolidated five facilities since the launch of the Value Creation Plan, and is continually evaluating its portfolio to ensure all businesses are strategically positioned to drive long-term value. Recent highlights include:

  Completed commissioning of the second roasting and processing line at the Company’s organic cocoa facility in the Netherlands, contributing to strong sales growth and increased gross margins in the quarter. This expansion approximately doubled cocoa processing capacity in addition to adding new capabilities at the facility.

  Continued to make progress with an aseptic expansion project to add processing and packaging capacity and capabilities to the Company’s Allentown, Pennsylvania, beverage facility. This investment is designed to add enhanced mixing and processing capabilities which will enable the Company to bring further innovation to the plant-based beverage market. The additional processing and filling capacity is expected to provide increased flexibility and cost advantages across the network of aseptic plants, while creating needed capacity to continue to grow the Company’s organic and conventional aseptic beverage offerings. The project is expected to cost approximately $22 million and is on track to come online in mid-2019.

  Continued the commissioning of new roasting equipment at the Company’s Crookston, Minnesota, facility, which is expected to be completed during the fourth quarter. The new equipment is designed to increase production efficiencies and add incremental capacity and roasting capabilities in support of demand for on- trend healthy snacks including roasted grains, seeds and legumes.

Operational Excellence

The focus of the operational excellence pillar is to ensure food quality and safety, coupled with improved operational performance and efficiency. The Company expects these efforts to generate productivity improvements and cost savings in manufacturing, procurement and logistics. Recent highlights include:

  Completed the 2018 fruit pack season with high scores for fruit quality as a result of enhanced sorting and handling processes. During the quarter, the Company approved a significant capital enhancement project to bring new automation and technology to its California frozen fruit processing facilities and also negotiated a new long-term lease at the Santa Maria, California, location, which will include the construction of a new cold storage facility. These enhancements are an important step in the margin optimization plan designed to lower cost and increase productivity in the Healthy Fruit platform.

  Continued strong operational performance across the network of aseptic facilities. The Company expects overall capacity utilization to be approximately 85% by the end of 2018.

  Continued to identify productivity opportunities through the SunOpta 360 continuous improvement initiative in the areas of manufacturing, purchasing and supply chain management.

Go-To-Market Effectiveness

The focus of the go-to-market effectiveness pillar is to optimize customer and product mix in existing sales channels, and identify and penetrate new high-potential sales channels. The Company expects efforts under this pillar to improve revenue growth and profitability over time. Recent highlights include:

  Successfully commercialized approximately 100 new everyday broth and frozen fruit SKUs with large mass and traditional retailers during the third quarter, with volume building late in the quarter and additional SKUs on track for delivery in the fourth quarter.

  The pipeline of commercial opportunities in Consumer Products remains strong and the overall contract book for organic ingredients both in Europe and the U.S. exceeds prior year levels.

  Recent commercial wins include innovative oat-based, non-dairy beverage into retail and industrial channels, traditional non-dairy SKUs into retail and broadline foodservice channels, expanded distribution of everyday broth with a large mass retailer, private label frozen fruit for a specialty retailer, and increased orders for private label frozen fruit items following a category reset.

Process Sustainability

The focus of the process sustainability pillar is to ensure the Company has the infrastructure, systems and skills to sustain the business improvements and value captured from the Value Creation Plan. Broadening the skillset and experience of SunOpta’s leadership team is a critical component to the process sustainability pillar of the Value Creation Plan. Recent highlights include:

  Significant advancement made with a new demand planning system that is expected to enhance the Company’s sales and operations planning processes. The new tool is expected to go live during the fourth quarter of 2018.

  Improved capacity planning capabilities across the frozen fruit network.

  New product commercialization capabilities were enhanced and demonstrated success during the third quarter, as evidenced by the approximately 100 new SKUs commercialized across the beverage and fruit platforms. Combined with the Company’s R&D capabilities, the enhanced commercialization processes are expected to aid in successfully bringing new innovation to market in the categories they serve.

  Enhancements to employee health and safety processes continued to result in a reduction in recordable incidents year-to-date in 2018 compared to 2017.

Third Quarter 2018 Results

Revenues for the third quarter of 2018 were $308.4 million, a decrease of 3.8% compared to $320.7 million in the third quarter of 2017. Excluding the impact on revenues for the third quarter of 2018 of changes in commodity-related pricing, foreign exchange rates and sales of flexible resealable pouch and nutrition bar products, revenues in the third quarter of 2018 increased by 2.0% compared with the third quarter of 2017.

The Global Ingredients segment generated revenues from external customers of $136.8 million, a decrease of 0.4% compared to $137.3 million in the third quarter of 2017. Excluding the impact on revenues of changes in commodity-related pricing and foreign exchange rates, Global Ingredients revenue in the third quarter increased 0.9% . Sales of internationally-sourced organic ingredients grew 5.4% during the quarter, excluding the effect of commodity prices and foreign exchange, driven by increased demand in the U.S. market, offset by continued pressure in Europe due in part to the impact of drought as well as a slowdown in certain dry categories including nuts and seeds. This growth was largely offset by a 9.6% decline in domestically-sourced ingredients, excluding the effects of commodity prices, reflecting lower sales of organic feed due to volatility caused by the import market, continued soft market conditions for sunflower, and the previously announced exit from certain domestically-sourced grain varieties in 2017.

The Consumer Products segment generated revenues of $171.6 million during the third quarter of 2018, a decrease of 6.5% compared to $183.5 million in the third quarter of 2017. Excluding the impact of commodity-related pricing and sales of resealable pouch and nutrition bar products, which have been exited, Consumer Products revenue in the third quarter increased by 3.0% . The growth primarily reflects a 53.9% increase in the Healthy Snacks platform driven by strong sales in fruit snacks, and 6.8% increase in the Healthy Beverage platform consisting of higher sales of aseptic non-dairy and the introduction of everyday broth products, partially offset by a 5.5% decline in the Healthy Fruit platform due to mainly to sales price decreases and a product mix shift towards lower priced items.

Gross profit decreased $2.3 million, or 6.4%, to $34.1 million for the quarter ended September 29, 2018, compared with $36.5 million for the quarter ended September 30, 2017. Global Ingredients accounted for $1.2 million of the decrease in gross profit, which was largely due to start-up costs associated with new roasting equipment at the Crookston facility, and the impact of foreign exchange on certain contracts within the European-based operations of the international organic ingredient platform. During the third quarter of 2018, the Company recognized a non-cash $0.7 million foreign exchange loss on U.S. dollar-denominated raw material purchase contracts, compared with a non-cash foreign exchange gain of $0.7 million in the third quarter of 2017. These factors were partially offset by increased volumes and pricing spreads for certain organic ingredients, as well as a $2.6 million gain in the third quarter of 2018 on commodity futures contracts used to hedge organic cocoa, compared to a $0.1 million loss in the third quarter of 2017. Consumer Products accounted for $1.2 million of the decrease in gross profit due mainly to lower sales pricing coupled with increased manufacturing and supply chain costs for frozen fruit. These factors were partially offset by increased sales and production volumes, and productivity-driven cost savings in the beverage and snacks platforms, as well as operational savings from the discontinuance of flexible resealable pouch and nutrition bar production.

As a percentage of revenues, gross profit for the quarter ended September 29, 2018 was 11.1% compared to 11.4% for the quarter ended September 30, 2017, a decrease of 0.3% . The gross profit percentage for the third quarter of 2018 would have been approximately 11.7%, excluding start-up costs of $1.5 million related to the new roasting equipment and $0.4 million of costs associated with the commercialization of new beverage and frozen fruit SKUs. The gross profit percentage for the third quarter of 2017 would have been approximately 11.8%, excluding the impact of a $1.3 million write-down of flexible resealable pouch and nutrition bar inventories.

Segment operating income¹ for the quarter ended September 29, 2018 decreased $0.5 million to $4.5 million, compared to $5.0 million for the quarter ended September 30, 2017. The decrease in segment operating income reflected lower overall gross profit, as described above, and a $1.1 million increase in SG&A expenses, partially offset by a $2.9 million reduction in foreign exchange losses, which included a $1.2 million favorable result related to forward currency contracts within the international organic ingredient operations, which mostly offset the foreign exchange movement within gross profit. Excluding SG&A costs related to the Value Creation Plan, as well as those items identified above affecting gross profit, segment operating income as a percentage of revenues on an adjusted basis would have been 2.1% for the third quarter of 2018, compared with 2.7% for the third quarter of 2017.

Adjusted EBITDA¹ was $16.7 million or 5.4% of revenues in the third quarter of 2018, compared to $19.1 million or 6.0% of revenues in the third quarter of 2017. Excluding flexible resealable pouch and nutrition bar operations, adjusted EBITDA for the quarter ended September 29, 2018 was $16.7 million, compared with $20.3 million for the quarter ended September 30, 2017.

The Company reported a loss attributable to common shareholders of $6.6 million, or $0.08 per common share, compared to a loss attributable to common shareholders of $8.0 million, or $0.09 per common share during the third quarter of 2017. Adjusted loss¹ in the third quarter of 2018 was $3.8 million or a loss of $0.04 per common share, compared to $1.9 million or $0.02 per common share in the third quarter of 2017. Please refer to the discussion and table below under “Non-GAAP Measures - Adjusted Earnings/Loss”.

Balance Sheet and Cash Flow

At September 29, 2018, SunOpta’s balance sheet reflected total assets of $999.2 million and total debt of $505.7 million. During the third quarter of 2018 cash provided by operating activities was $10.5 million, compared to cash used of $11.1 million during the third quarter of 2017. The increase in cash provided by operations reflects improved cash flows from working capital as compared to the third quarter of 2017, due mainly to timing of payments made for purchases of fruit, and services associated with the Value Creation Plan. Cash used in investing activities during the third quarter of 2018 was $6.0 million, compared to $7.8 million in the prior year period as the current quarter benefited from cash received against an outstanding note receivable from the sale of a legacy business.

Conference Call

SunOpta plans to host a conference call at 9:00 A.M. Eastern time on Wednesday, November 7, 2018, to discuss the third quarter financial results. After opening remarks, there will be a question and answer period. This conference call can be accessed via a link on SunOpta’s website at www.sunopta.com under the “Investors” section. To listen to the live call over the Internet, please go to SunOpta’s website at least 15 minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll-free dial-in number 1 (877) 312-9198 or International dial-in number 1 (631) 291-4622. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days on the Company’s website.

¹ See discussion of non-GAAP measures

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on organic, non-genetically modified ("non-GMO") and specialty foods. SunOpta specializes in the sourcing, processing and packaging of organic and non-GMO food products, integrated from seed through packaged products; with a focus on strategic vertically integrated business models. SunOpta's organic and non-GMO food operations revolve around value-added grain, seed, fruit and vegetable-based product offerings, supported by a global sourcing and supply infrastructure.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, the anticipated benefits of the Company’s Value Creation Plan, including the estimated amount and timing of EBITDA enhancements; the Company’s intention to exit businesses or product lines where it is not effectively positioned; the expected increased capacity resulting from the Company’s aseptic capacity expansion plan and the associated cost and timing; the expected completion date of commissioning and increased capacity from the Company’s new roasting equipment at Crookston, MN; proposed construction of new cold storage facility at Santa Maria, CA; improved revenue growth and profitability as a result of the Company’s customer and product mix optimization efforts; and expected enhancements resulting from and timing of implementation of the Company’s new demand planning system. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as “expect”, “will”. "continue", “believe”, “targeting”, “anticipates”, "should", "would", "plans", "becoming", "estimated", "intend", "confident", "can", "may", "project", "potential", "intention", "might", "predict" or other similar terms and phrases intended to identify these forward-looking statements. Forward-looking statements are based on information available to the Company on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments including, but not limited to, the Company’s planned expansion initiatives, portfolio optimization and productivity efforts, the Company’s expectations regarding commodity pricing, margins and hedging results, improved availability and field prices for fruit, procurement and logistics savings, freight lane cost reductions, yield and throughput enhancements, and labor cost reductions, as well as other factors the Company believes are appropriate in the circumstances including, but not limited to, general economic conditions, continued consumer interest in health and wellness, ability to maintain product pricing levels, current customer demand, planned facility and operational expansions, closures and divestitures, competitive intensity, cost rationalization, product development initiatives, and alternative potential uses for the Company’s capital resources. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to, failure or inability to implement portfolio changes, process improvements, go-to-market improvements and process sustainability strategies in a timely manner; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management; availability and pricing of raw materials and supplies; potential covenant breaches under the Company’s credit facilities; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

Scott Van Winkle
ICR
617-956-6736
scott.vanwinkle@icrinc.com

Source: SunOpta Inc.

SunOpta Inc.
Consolidated Statements of Operations
For the quarters and three quarters ended September 29, 2018 and September 30, 2017
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended		Three quarters ended
	September 29,	September 30,	September 29,	September 30,
	2018	2017	2018	2017
	$	$	$	$
Revenues	308,371	320,713	940,331	987,198
Cost of goods sold	274,243	284,258	838,173	870,382
Gross profit	34,128	36,455	102,158	116,816
Selling, general and administrative expenses	27,220	26,102	82,456	99,413
Intangible asset amortization	2,754	2,817	8,293	8,429
Other expense, net	1,136	5,972	1,317	12,022
Foreign exchange loss (gain)	(368)	2,575	583	4,350
Earnings (loss) before the following	3,386	(1,011)	9,509	(7,398)
Interest expense, net	8,792	8,371	25,486	23,820
Loss before income taxes	(5,406)	(9,382)	(15,977)	(31,218)
Recovery of income taxes	(870)	(3,499)	(3,853)	(14,049)
Net loss	(4,536)	(5,883)	(12,124)	(17,169)
Earnings attributable to non-controlling interests	70	144	19	664
Loss attributable to SunOpta Inc.	(4,606)	(6,027)	(12,143)	(17,833)
Dividends and accretion on Series A Preferred Stock	(1,981)	(1,954)	(5,922)	(5,848)
Loss attributable to common shareholders	(6,587)	(7,981)	(18,065)	(23,681)
Loss per share
Basic	(0.08)	(0.09)	(0.21)	(0.27)
Diluted	(0.08)	(0.09)	(0.21)	(0.27)
Weighted-average common shares outstanding (000s)
Basic	87,168	86,541	86,982	86,232
Diluted	87,168	86,541	86,982	86,232

SunOpta Inc.
Consolidated Balance Sheets
As at September 29, 2018 and December 30, 2017
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars)

	September 29, 2018	December 30, 2017
	$	$

ASSETS
Current assets
Cash and cash equivalents	1,857	3,228
Accounts receivable	131,924	125,152
Inventories	378,758	354,978
Prepaid expenses and other current assets	27,026	33,213
Income taxes recoverable	11,545	12,006
Total current assets	551,110	528,577

Property, plant and equipment	168,889	163,624
Goodwill	109,281	109,533
Intangible assets	163,731	172,059
Deferred income taxes	362	363
Other assets	5,786	8,017

Total assets	999,159	982,173

LIABILITIES
Current liabilities
Bank indebtedness	278,688	234,090
Accounts payable and accrued liabilities	158,918	161,364
Customer and other deposits	789	4,901
Income taxes payable	3,093	1,351
Other current liabilities	1,485	818
Current portion of long-term debt	2,003	2,228
Current portion of long-term liabilities	4,505	5,300
Total current liabilities	449,481	410,052

Long-term debt	225,007	225,805
Long-term liabilities	2,202	8,352
Deferred income taxes	11,862	15,850
Total liabilities	688,552	660,059

Series A Preferred Stock	81,015	80,193

EQUITY
SunOpta Inc. shareholders’ equity
Common shares	312,970	308,899
Additional paid-in capital	30,929	28,006
Accumulated deficit	(107,102)	(89,291)
Accumulated other comprehensive loss	(8,939)	(7,268)
	227,858	240,346
Non-controlling interests	1,734	1,575
Total equity	229,592	241,921

Total equity and liabilities	999,159	982,173

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarters and three quarters ended September 29, 2018 and September 30, 2017
(Unaudited)
(Expressed in thousands of U.S. dollars)

	Quarter ended		Three quarters ended
	September 29,	September 30,	September 29,	September 30,
	2018	2017	2018	2017
	$	$	$	$

CASH PROVIDED BY (USED IN)

Operating activities
Net loss	(4,536)	(5,883)	(12,124)	(17,169)
Items not affecting cash:
Depreciation and amortization	8,171	8,254	24,501	24,601
Amortization of debt issuance costs	598	613	1,806	1,751
Deferred income taxes	(1,706)	(3,425)	(3,857)	(13,340)
Stock-based compensation	2,120	1,995	6,395	4,133
Unrealized loss (gain) on derivative contracts	2,110	754	867	(475)
Fair value of contingent consideration	25	83	(2,348)	287
Impairment of long-lived assets	-	4,467	409	8,190
Other	36	55	(111)	(46)
Changes in non-cash working capital	3,664	(18,006)	(31,771)	(25,319)
Net cash flows from operations	10,482	(11,093)	(16,233)	(17,387)
Investing activities
Purchases of property, plant and equipment	(7,758)	(6,527)	(24,921)	(22,694)
Proceeds from sale of assets	707	475	1,437	776
Payments received on note from sale of business	1,006	39	1,236	39
Acquisition of non-controlling interests	-	(1,737)	-	(1,737)
Other	-	(34)	159	330
Net cash flows from investing activities	(6,045)	(7,784)	(22,089)	(23,286)
Financing activities
Increase (decrease) under line of credit facilities	(2,716)	19,222	47,478	48,571
Borrowings under long-term debt	-	417	-	417
Repayment of long-term debt	(557)	(564)	(1,494)	(1,680)
Payment of cash dividends on Series A Preferred Stock	(1,700)	(1,700)	(5,100)	(4,991)
Proceeds from the exercise of stock options and employee share purchases, net of withholding taxes paid	359	1,052	599	4,681
Payment of debt issuance costs	-	(206)	-	(206)
Payment of contingent consideration	-	-	(4,399)	(4,330)
Other	(44)	13	(89)	(290)
Net cash flows from financing activities	(4,658)	18,234	36,995	42,172
Foreign exchange gain (loss) on cash held in a foreign currency	(9)	41	(44)	105

Increase (decrease) in cash and cash equivalents in the period	(230)	(602)	(1,371)	1,604

Cash and cash equivalents - beginning of the period	2,087	3,457	3,228	1,251

Cash and cash equivalents - end of the period	1,857	2,855	1,857	2,855

SunOpta Inc.
Segmented Information
For the quarters and three quarters ended September 29, 2018 and September 30, 2017
Unaudited
(Expressed in thousands of U.S. dollars)

	Quarter ended		Three quarters ended
	September 29,	September 30,	September 29,	September 30,
	2018	2017	2018	2017
	$	$	$	$
Segment revenues from external customers:
Global Ingredients	136,754	137,254	419,770	410,022
Consumer Products	171,617	183,459	520,561	577,176
Total segment revenues from external customers	308,371	320,713	940,331	987,198

Segment gross profit:
Global Ingredients	14,477	15,645	42,576	51,025
Consumer Products	19,651	20,810	59,582	65,791
Total segment gross profit	34,128	36,455	102,158	116,816

Segment operating income (loss):
Global Ingredients	5,304	4,846	11,371	16,960
Consumer Products	3,319	4,947	11,397	16,124
Corporate Services	(4,101)	(4,832)	(11,942)	(28,460)
Total segment operating income	4,522	4,961	10,826	4,624

Segment gross profit percentage:
Global Ingredients	10.6%	11.4%	10.1%	12.4%
Consumer Products	11.5%	11.3%	11.4%	11.4%
Total segment gross profit percentage	11.1%	11.4%	10.9%	11.8%

Segment operating income percentage:
Global Ingredients	3.9%	3.5%	2.7%	4.1%
Consumer Products	1.9%	2.7%	2.2%	2.8%
Total segment operating income	1.5%	1.5%	1.2%	0.5%

Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides additional information about its operating results regarding segment operating income, adjusted earnings and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which are not measures in accordance with U.S. GAAP. The Company believes that segment operating income, adjusted earnings and adjusted EBITDA assist investors in comparing performance across reporting periods on a consistent basis by excluding items that are not indicative of its operating performance. The non-GAAP measures of segment operating income, adjusted earnings and adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

In order to evaluate its results of operations, the Company uses certain other non-GAAP measures that it believes enhance an investor’s ability to derive meaningful period-over-period comparisons and trends from the results of operations. In particular, the Company evaluates its revenues on a basis that excludes the effects of fluctuations in commodity pricing and foreign exchange rates. In addition, the Company excludes specific items from its reported results that due to their nature or size, it does not expect to occur as part of its normal business on a regular basis. These items are identified in the tables below. These non-GAAP measures are presented solely to allow investors to more fully assess the Company’s results of operations and should not be considered in isolation of, or as substitutes for an analysis of the Company’s results as reported under U.S. GAAP.

Adjusted Earnings/Loss

When assessing its financial performance, the Company uses an internal measure that excludes charges and gains that it believes are not reflective of normal operations. This information is provided to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management. Adjusted earnings/loss and adjusted earnings/loss per diluted share should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The following is a tabular presentation of adjusted earnings/loss and adjusted earnings/loss per diluted share, including a reconciliation from net loss, which the Company believes to be the most directly comparable U.S. GAAP financial measure. In addition, due to the exit from flexible resealable pouch and nutrition bar product lines and operations, the Company has prepared these tables in a columnar format to present the effect of these operations on the Company’s consolidated results for the current and comparative periods. The Company believes this presentation assists investors in assessing the results of the operations the Company has exited and the effect of those operations on its financial performance.

	Excluding flexible		Flexible
	resealable pouch		resealable pouch
	and nutrition bar		and nutrition bar			Consolidated
		Per Diluted		Per Diluted		Per Diluted
		Share		Share		Share
For the quarter ended	$	$	$	$	$	$
September 29, 2018
Net loss	(4,500)		(36)		(4,536)
Less: earnings attributable to non-controlling interests	(70)		-		(70)
Less: dividends and accretion of Series A Preferred Stock	(1,981)		-		(1,981)
Loss attributable to common shareholders	(6,551)	(0.08)	(36)	-	(6,587)	(0.08)

Adjusted for:
Equipment start-up costs(a)	1,500		-		1,500
Product withdrawal and recall costs(b)	1,011		-		1,011
New product commercialization costs(c)	360		-		360
Costs related to the Value Creation Plan(d)	43		-		43
Other(e)	83		-		83
Net income tax effect(f)	(243)		-		(243)
Adjusted loss	(3,797)	(0.04)	(36)	-	(3,833)	(0.04)

September 30, 2017
Net loss	(639)		(5,244)		(5,883)
Less: earnings attributable to non-controlling interests	(144)		-		(144)
Less: dividends and accretion of Series A Preferred Stock	(1,954)		-		(1,954)
Loss attributable to common shareholders	(2,737)	(0.03)	(5,244)	(0.06)	(7,981)	(0.09)

Adjusted for:
Costs related to the Value Creation Plan(g)	3,050		7,206		10,256
Product withdrawal and recall costs(b)	134		-		134
Recovery of legal settlement(h)	(1,024)		-		(1,024)
Other(e)	293		-		293
Net income tax effect(f)	(774)		(2,810)		(3,584)
Adjusted loss	(1,058)	(0.01)	(848)	(0.01)	(1,906)	(0.02)

(a)	Reflects costs related to the start-up of new roasting equipment at the Crookston facility, which were recorded in cost of goods sold.
(b)

Reflects product withdrawal and recall costs that were not eligible for reimbursement under the Company’s insurance policies or exceeded the limits of those policies, including costs related to the recall of certain sunflower kernel products initiated in the second quarter of 2016, which were recorded in other expense.

(c)	Reflects costs of production trials and employee training related to the commercialization of new consumer products, which were recorded in cost of goods sold.
(d)	Reflects employee termination costs recorded in other expense, related to the Value Creation Plan.
(e)

Other included the accretion of contingent consideration obligations, gain/loss on the sale of assets, and settlement of a legal matter in the third quarter of 2018, which were recorded in other expense/income.

(f)

Reflects the tax effect of the preceding adjustments to earnings and reflects an overall estimated annual effective tax rate of approximately 26% for the three quarters ended September 29, 2018 (September 30, 2017 – 30%) on adjusted earnings before tax.

(g)

Reflects inventory write-downs of $1.3 million recorded in cost of goods sold; and consulting fees, temporary labor, employee recruitment, relocation and retention costs of $2.4 million recorded in SG&A expenses; and asset impairment charges and employee termination costs of $6.6 million recorded in other expense, all related to the Value Creation Plan.

(h)

Reflects the recovery on the early extinguishment of a rebate obligation that arose from the settlement in fiscal 2016 of a flexible resealable pouch product recall dispute with a customer, which was recorded in other income.

	Excluding flexible		Flexible
	resealable pouch		resealable pouch
	and nutrition bar		and nutrition bar			Consolidated
		Per Diluted		Per Diluted		Per Diluted
		Share		Share		Share
For the three quarters ended	$	$	$	$	$	$
September 29, 2018
Net loss	(11,391)		(733)		(12,124)
Less: earnings attributable to non-controlling interests	(19)		-		(19)
Less: dividends and accretion of Series A Preferred Stock	(5,922)		-		(5,922)
Loss attributable to common shareholders	(17,332)	(0.20)	(733)	(0.01)	(18,065)	(0.21)

Adjusted for:
Costs related to the Value Creation Plan(a)	1,696		1,181		2,877
Equipment start-up costs(b)	2,230		-		2,230
Product withdrawal and recall costs(c)	1,456		-		1,456
New product commercialization costs(d)	360		-		360
Other(e)	198		-		198
Fair value adjustment on contingent consideration(f)	(2,500)		-		(2,500)
Recovery of product withdrawal costs(g)	(1,200)		-		(1,200)
Net income tax effect(h)	(280)		(307)		(587)
Adjusted earnings (loss)	(15,372)	(0.18)	141	-	(15,231)	(0.18)

September 30, 2017
Net loss	(9,304)		(7,865)		(17,169)
Less: earnings attributable to non-controlling interests	(664)		-		(664)
Less: dividends and accretion of Series A Preferred Stock	(5,848)		-		(5,848)
Loss attributable to common shareholders	(15,816)	(0.18)	(7,865)	(0.09)	(23,681)	(0.27)

Adjusted for:
Costs related to the Value Creation Plan(i)	28,021		7,206		35,227
Product withdrawal and recall costs(j)	1,142		-		1,142
Recovery of legal settlement(k)	(1,024)		-		(1,024)
Other(d)	166		-		166
Net income tax effect(h)	(12,560)		(2,810)		(15,370)
Adjusted loss	(71)	-	(3,469)	(0.04)	(3,540)	(0.04)

(a)

Reflects the write-down of remaining flexible resealable pouch and nutrition bar inventories of $0.1 million recorded in cost of goods sold; professional and consulting fees, and employee recruitment and relocation costs of $0.6 million recorded in SG&A expenses; and asset impairment, facility closure and employee termination costs of $2.2 million recorded in other expense, all related to the Value Creation Plan.

(b)	Reflects costs related to the start-up of new roasting equipment at the Crookston facility, which were recorded in cost of goods sold.
(c)

Reflects product withdrawal and recall costs that were not eligible for reimbursement under the Company’s insurance policies or exceeded the limits of those policies, including costs related to the recall of certain sunflower kernel products initiated in the second quarter of 2016, which were recorded in other expense.

(d)	Reflects costs of production trials and employee training related to the commercialization of new consumer products, which were recorded in cost of goods sold.
(e)

Other included the accretion of contingent consideration obligations, gain/loss on the sale of assets, severance costs unrelated to the Value Creation Plan, and settlement of a legal matter in the third quarter of 2018, which were recorded in other expense/income.

(f)

Reflects a fair value adjustment of $2.5 million to reduce the expected contingent consideration that may be payable in 2019 under an earn- out arrangement with the former unitholders of Citrusource LLC, based on the projected results for the business in fiscal 2018, which was recorded in other income.

(g)

Reflects the recovery from a third-party supplier of $1.2 million of costs incurred relating to the withdrawal of certain consumer-packaged products due to quality-related issues, which was recorded in cost of goods sold. Costs incurred related to this withdrawal were recognized in cost of goods sold in the fourth quarter of 2016.

(h)

Reflects the tax effect of the preceding adjustments to earnings and reflects an overall estimated annual effective tax rate of approximately 26% for the three quarters ended September 29, 2018 (September 30, 2017 – 30%) on adjusted earnings before tax.

(i)

Reflects inventory write-downs and facility closure costs of $1.9 million recorded in cost of goods sold; consulting fees, temporary labor, employee recruitment, relocation and retention costs of $20.8 million recorded in SG&A expenses; and asset impairment charges and employee termination costs of $12.5 million recorded in other expense, all related to the Value Creation Plan.

(j)

Reflects costs related to sunflower recall, including a $0.7 million adjustment for the estimated lost gross profit caused by the recall, which reflected a shortfall in revenues in the first quarter of 2017 against first quarter 2016 volumes of approximately $3.3 million, less associated cost of goods sold of approximately $2.6 million; and $0.4 million of direct costs recorded in other expense that are not eligible for reimbursement under the Company’s insurance policies.

(k)

Reflects the recovery on the early extinguishment of a rebate obligation that arose from the settlement in fiscal 2016 of a flexible resealable pouch product recall dispute with a customer, which was recorded in other income.

Segment Operating Income/Loss and Adjusted EBITDA

The Company defines segment operating income/loss as net earnings/loss before income taxes, interest expense and other income/expense items, and adjusted EBITDA as segment operating income/loss plus depreciation, amortization, non-cash stock-based compensation, and other unusual items that affect the comparability of operating performance as identified above in the determination of adjusted earnings/loss. The following is a tabular presentation of segment operating income/loss and adjusted EBITDA, including a reconciliation to net loss, which the Company believes to be the most directly comparable U.S. GAAP financial measure. In addition, as with adjusted earnings/loss presented above, the Company has prepared these tables in a columnar format to present the effect of flexible resealable pouch and nutrition bar operations on the Company’s consolidated results for the current and comparative periods. The Company believes this presentation assists investors in assessing the results of the operations the Company has exited and the effect of those operations on its financial performance.

	Excluding flexible	Flexible
	resealable pouch	resealable pouch
	and nutrition bar	and nutrition bar	Consolidated
For the quarter ended	$	$	$
September 29, 2018
Net loss	(4,500)	(36)	(4,536)
Recovery of income taxes	(858)	(12)	(870)
Interest expense, net	8,792	-	8,792
Other expense, net	1,136	-	1,136
Total segment operating income (loss)	4,570	(48)	4,522
Depreciation and amortization	8,171	-	8,171
Stock-based compensation	2,120	-	2,120
Equipment start-up costs(a)	1,500	-	1,500
New product commercialization costs(b)	360	-	360
Adjusted EBITDA	16,721	(48)	16,673

September 30, 2017
Net loss	(639)	(5,244)	(5,883)
Recovery of income taxes	(146)	(3,353)	(3,499)
Interest expense, net	8,371	-	8,371
Other expense, net	53	5,919	5,972
Total segment operating income (loss)	7,639	(2,678)	4,961
Depreciation and amortization	8,055	199	8,254
Stock-based compensation(c)	2,235	-	2,235
Costs related to Value Creation Plan(d)	2,400	1,287	3,687
Adjusted EBITDA	20,329	(1,192)	19,137

(a)	Reflects costs related to the start-up of new roasting equipment at the Crookston facility, which were recorded in cost of goods sold.
(b)	Reflects costs of production trials and employee training related to the commercialization of new consumer products, which were recorded in cost of goods sold.
(c)

For the third quarter of 2017, stock-based compensation of $2.2 million was recorded in SG&A expenses, and the reversal of $0.2 million of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees was recognized in other expense.

(d)

Reflects inventory write-downs of $1.3 million recorded in cost of goods sold and consulting fees, temporary labor, employee recruitment, relocation and retention costs of $2.4 million recorded in SG&A expenses.

	Excluding flexible	Flexible
	resealable pouch	resealable pouch
	and nutrition bar	and nutrition bar	Consolidated
For the three quarters ended	$	$	$
September 29, 2018
Net loss	(11,391)	(733)	(12,124)
Recovery of income taxes	(3,596)	(257)	(3,853)
Interest expense, net	25,486	-	25,486
Other expense (income), net	136	1,181	1,317
Total segment operating income	10,635	191	10,826
Depreciation and amortization	24,501	-	24,501
Stock-based compensation	6,395	-	6,395
Equipment start-up costs(a)	2,230	-	2,230
Costs related to Value Creation Plan(b)	713	-	713
New product commercialization costs(c)	360	-	360
Recovery of product withdrawal costs(d)	(1,200)	-	(1,200)
Adjusted EBITDA	43,634	191	43,825

September 30, 2017
Net loss	(9,304)	(7,865)	(17,169)
Recovery of income taxes	(9,021)	(5,028)	(14,049)
Interest expense, net	23,820	-	23,820
Other expense, net	6,103	5,919	12,022
Total segment operating income (loss)	11,598	(6,974)	4,624
Depreciation and amortization	23,951	650	24,601
Stock-based compensation(e)	4,700	-	4,700
Costs related to Value Creation Plan(b)	21,473	1,287	22,760
Product withdrawal and recall costs(f)	729	-	729
Adjusted EBITDA	62,451	(5,037)	57,414

(a)	Reflects costs related to the start-up of new roasting equipment at the Crookston facility, which were recorded in cost of goods sold.
(b)

For the first three quarters of 2018, reflects the write-down of remaining flexible resealable pouch and nutrition bar inventories of $0.1 million recorded in cost of goods sold; and professional and consulting fees, and employee recruitment and relocation costs of $0.6 million recorded in SG&A expenses. For the first three quarters of 2017, reflects inventory write-downs and facility closure costs of $1.9 million recorded in cost of goods sold, and consulting fees, temporary labor, employee recruitment, relocation and retention costs of $20.8 million recorded in SG&A expenses.

(c)	Reflects costs of production trials and employee training related to the commercialization of new consumer products, which were recorded in cost of goods sold.
(d)

Reflects the recovery from a third-party supplier of $1.2 million of costs the Company incurred relating to the withdrawal of certain consumer-packaged products due to quality-related issues, which was recorded in cost of goods sold. Costs incurred related to this withdrawal were recognized in cost of goods sold in the fourth quarter of 2016.

(e)

For the first three quarters of 2017, stock-based compensation of $4.7 million was recorded in SG&A expenses, and the reversal of $0.6 million of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees was recognized in other expense.

(f)

Reflects the estimated lost gross profit caused by the recall of certain sunflower kernel products of $0.7 million, which reflected the shortfall in revenues in the first quarter of 2017 against first quarter 2016 volumes of approximately $3.3 million, less associated cost of goods sold of approximately $2.6 million.